EXHIBIT 23.2

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-141922) on Form S-8 of Ecosphere Technologies, Inc. of our report dated March 28, 2007 relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2006 which appear in this Annual Report on Form 10-KSB of Ecosphere Technologies, Inc. for the year ended December 31, 2007.  Our report dated March 28, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida

April 14, 2008